     As filed with the Securities and Exchange Commission on May 28, 1996

                                                           Registration No. 33-
- -------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                       ----------------------------------
                                    FORM S-8

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                       ----------------------------------

                           AMERICAN HEALTHCORP, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
         --------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                   62-1117144
                        --------------------------------
                      (I.R.S. employer identification no.)

                           ONE BURTON HILLS BOULEVARD
                          NASHVILLE, TENNESSEE  37215
                     --------------------------------------
                    (Address of principal executive offices)

                           AMERICAN HEALTHCORP, INC.
                           1996 STOCK INCENTIVE PLAN
                           -------------------------
                            (Full title of the plan)

                                 HENRY D. HERR
                           ONE BURTON HILLS BOULEVARD
                          NASHVILLE, TENNESSEE  37215
                     -------------------------------------
                    (Name and address of agent for service)

                                 (615) 665-1122
            ----------------------------------------------------
         (Telephone number, including area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE

________________________________________________________________________________________________________________
                                          Proposed maximum     Proposed maximum      Amount of
Title of securities     Amount to be      offering price       aggregate offering    registration
to be registered        registered        per share (*)        price                 fee
________________________________________________________________________________________________________________
Common Stock            380,000 shares    $11.31               $4,297,800            $1,482
________________________________________________________________________________________________________________

(1) Estimated solely for the purpose of determining the amount of the registration fee. Such estimates have been calculated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, and are based on the average of the high and low price per share of the Registrant's Common Stock as reported on the Nasdaq Stock Market's National Market on May 23, 1996.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.       Incorporation of Documents by Reference.

        The following documents previously filed by American Healthcorp, Inc. (the "Registrant") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") are hereby incorporated by reference:

      (1) The Registrant's Annual Report on Form 10-K for the fiscal year ended August 31, 1995 and Quarterly Reports on Form 10-Q for the quarters ended November 30, 1995 and February 29, 1996;

      (2) The description of the Registrant's Common Stock contained in the Registration Statement on Form 8-A filed by the Registrant to register the Common Stock under the Exchange Act, including all amendments and reports filed for the purpose of updating such description prior to the termination of the offering of the Common Stock offered hereby.

     All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or replaces such statement. Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.


Item 4.       Description of Securities.
              --------------------------

       Inapplicable.

Item 5.       Interests of Named Experts and Counsel.
              ---------------------------------------

              The legality of the issuance of the Common Stock issuable under the American Healthcorp, Inc. 1996 Stock Incentive Plan has been passed upon for the Registrant by Bass, Berry & Sims PLC, First American Center, Nashville, Tennessee 37238. James H. Cheek, III, a member of Bass, Berry & Sims PLC, beneficially owns 16,995 shares of the Company's Common

Stock and approximately 1.6% of the outstanding common stock of AmSurg Corp., a 63% owned subsidiary of the Company.

Item 6.       Indemnification of Directors and Officers.
              ------------------------------------------
       Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify any of its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if any such person acted in good faith and in a manner reasonably believed to be in or not opposed to be the best interests of the corporation and (ii) in connection with any criminal action or proceeding if such person had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, however, Section 145 provides that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the corporation unless, and only to the extent that, the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in review of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Article VIII of the Company's Restated Certificate of Incorporation requires that the Company indemnify its directors and officers for certain liabilities incurred in the performance of their duties on behalf of the Company to the extent allowed by Delaware law.

       The Company's Restated Certificate of Incorporation relieves its directors from monetary damages to the Company or to stockholders for breach of any such director's fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law. Under Section 102(b)(7) of the Delaware General Corporation Law, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions of the Delaware General Corporation Law imposing certain requirements with respect to stock repurchases, redemptions and dividends or (v) for any transaction from which the director derived an improper personal benefit.


Item 7.       Exemption From Registration Claimed.
              ------------------------------------
        Inapplicable.

Item 8.       Exhibits.
              ---------
        See Exhibit Index (page II-7).

Item 9.       Undertakings.
              -------------

        A.    The Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on the 23rd day of May, 1996.


                                        AMERICAN HEALTHCORP, INC.


                                        By:  /s/ Thomas G. Cigarran
                                             ----------------------
                                             Thomas G. Cigarran
                                             Chairman of the Board, President
                                             and Chief Executive Officer



     KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints Thomas G. Cigarran and Henry D. Herr and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                      Title                              Date
- ---------                      -----                              ----
/s/ Thomas G. Cigarran      Chairman of the Board              May 23, 1996
- --------------------------  President and Chief Executive
Thomas G. Cigarran          Officer, Director (Principal
                            Executive Officer)

/s/ Henry D. Herr           Executive Vice President           May 23, 1996
- --------------------------  Finance and Administration,
Henry D. Herr               Chief Financial Officer,
                            Secretary, Director (Principal
                            Financial Officer)

/s/ David A. Sidlowe        Vice President and Controller      May 23, 1996
- --------------------------  (Principal Accounting Officer)
David A. Sidlowe


/s/ Frank A. Ehmann         Director                           May 23, 1996
- --------------------------
Frank A. Ehmann


/s/ Martin J. Koldyke       Director                           May 23, 1996
- --------------------------
Martin J. Koldyke


/s/ C. Warren Neel          Director                           May 23, 1996
- --------------------------
C. Warren Neel


/s/ William C. O'Neil, Jr.  Director                           May 23, 1996
- --------------------------
William C. O'Neil, Jr.


                               INDEX TO EXHIBITS



                  Exhibit
      -------------------------------------------
4.1    Restated Certificate of Incorporation
       (incorporated by reference to Exhibit 3.1 to
       Registration Statement on Form S-1 (Registration
       No. 33-41119))


4.2 Bylaws (incorporated by reference to Exhibit 3.2 to Registration Statement on Form S-1 (Registration
       No. 33-41119))

4.3    American Healthcorp, Inc. 1996 Stock Incentive Plan
       (incorporated by reference to the Company's Proxy
       Statement for the January 23, 1996 Annual Meeting of Stockholders)

5      Opinion of Bass, Berry & Sims PLC

23.1   Consent of Bass, Berry & Sims PLC (included in Exhibit 5)

23.2   Consent of Deloitte & Touche LLP

24     Power of Attorney (included on page II-5)
